Exhibit 10 (w)(2)
                 NATIONAL ADVERTISING FUND LINE OF CREDIT

     By this Agreement, dated as of December 31, 1999, CEC
ENTERTAINMENT, INC. ("Lender") and INTERNATIONAL ASSOCIATION OF CEC ENTERTAINMENT, INC., ("Borrower") (hereinafter collectively referred to as "Parties") hereby agree as follows:

     1. Revolving Commitment. Subject to the terms and conditions in this Agreement, Lender agrees to advance to Borrower from time to time amounts not to exceed One Million Two Hundred Thousand and no/100 Dollars ($1,200,000.00) in the aggregate outstanding at any one time. No new advance shall be made under this Agreement after December 31, 2000. Subject to the foregoing limitations, Borrower may borrow, repay, prepay and reborrow amounts under this Agreement.

     2. Note. Borrower's obligation to repay amounts borrowed under this Agreement is further evidenced by an National
Advertising Production Fund Promissory Note, (the "Note") bearing the same date as this Agreement. Payment of principal and interest, and accrual of interest, on amounts borrowed under this Agreement shall be as provided in the Note.

     3. Use of Proceeds. Borrower shall use amounts borrowed under this Agreement only to purchase goods and services related to the production of electronic and hardcopy advertising materials (collectively, the "Project"). Upon Lender's reasonable request, Borrower shall provide copies of invoices and other documents which evidence Borrower's compliance with this Section 3.

     4.   Records and Reports.  Upon Lender's reasonable request,
Borrower shall provide
reports and copies of invoices, canceled checks and other business records pertaining a proposed advance, to the Project, this Agreement or the Note.

     5. Condition to Loans. The obligation of Lender to make advances under this Agreement is subject to the satisfaction of each of the following conditions:

               (a) No default under this Agreement, and no event which would constitute a default but for the giving of notice or the passage of time thereafter, shall have occurred and be continuing on the date of such advance;

               (b) The representations and warranties of Borrower set forth in this Agreement shall be true as of the date of such advance;

               (c)  Borrower pursuant to this Agreement; and

               (d) No material adverse change has occurred, in Lender's sole determination, in the businesses of Lender's restaurants or in the financial condition of Borrower.

     6. Representation and Warranties. Borrower represents and warrants that: (a) Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas; (b) the execution delivery and performance of this Agreement and the Note have been duly authorized by all necessary corporate action; and (c) this Agreement and the Note constitute the valid and binding obligations of Borrower and are enforceable in accordance with their terms.

     7. Default. Borrower shall be in default under this Agreement if one or more of the following events shall have occurred and be continuing:

               (a) The failure by Borrower to make any payment of principal or interest on the Note within ten (10) days after the same becomes due and payable;

               (b) The failure by Borrower to perform any of its obligations, except the payment of principal and interest, arising under the Note, this Agreement or any other agreement between Borrower and Lender with in five (5) days after written notice of such failure; or

               (c) The filing by or against the Borrower of a voluntary or involuntary proceeding seeking liquidation, reorganization or other relief with respect to Borrower or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for Borrower or any substantial part of its property and, in the case of any involuntary proceeding not consented to by Borrower, such proceeding is not dismissed within sixty (60) days.

               8. Remedies. The following remedies are available to Lender if Borrower is in default under this Agreement: (a) the outstanding principal and accrued interest under the Note shall mature and become automatically due and payable, without notice or demand; (b) Lender may terminate its commitment to advance monies under this Agreement; and
          (c) Lender may exercise any other remedies permitted by law or equity.

               9. Notices. Any notice under this Agreement shall be effective upon actual receipt or upon delivery to the United States Postal Service, with first class postage, addressed as follow (or to such other address subsequently provided by the party hereto):

                    To Lender:

                    CEC Entertainment, Inc.
                    4441 West Airport Freeway
                    Irving, Texas 75062
                    Attention: Counsel

          To Borrower:

               International Association of CEC Entertainment, Inc. 4441 West Airport Freeway
               Irving, Texas 75062
               Attention:  Mike Hilton

     10.  Miscellaneous.

               (a) No failure or delay by Lender in exercising any right, power or privilege under this Agreement or the Note shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege.

               (b) The captions used in this Agreement are for convenience only and shall not be deemed to amplify, modify or limit the provisions hereof.

               (c) Words of any gender used in the Agreement shall be construed to include any other gender, and words in the singular shall include the plural and vice versa, unless the context otherwise requires.

               (d) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

               (e) This Agreement, together with the Note, contains the entire agreement of the parties hereto with respect to the subject matter hereof and can be altered, amended or modified only by written instrument executed by both parties.

               (f) This Agreement may be executed in multiple copies, each of which shall be deemed an original, and all of such copies shall together constitute one and the same instrument.

               (g) Time is of the essence in the performance of each obligation, covenant and condition under this Agreement.

               (h) This Agreement shall be governed by the laws of the State of Texas.


     11. Prior Agreements. This Agreement amends, supersedes, and replaces all previous agreements related to the Project.

     IN WITNESS HEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first appearing above.




          CEC ENTERTAINMENT, INC.


          By:   _______________________________
          Name:   _____________________________
          Title:  _____________________________


     INTERNATIONAL ASSOCIATION OF
     CEC ENTERTAINMENT, INC.

     By:  ___________________________________
          Michael A. Hilton
          President